TCW/DW TERM TRUST 2002

Item 77E			Legal Proceedings


	Four purported class actions have been filed in the Superior Court for the State of
California, County of Orange, against some of the Trust's
Trustees and officers, one of
the underwriters, the lead representative of its underwriters, the Adviser, the Manager
and other defendants - but not against the Trust - by certain shareholders of the Trust and other trusts for which the defendants act in similar capacities. These plaintiffs generally allege violations of state statutory and common law in connection with the
marketing of the Trust to customers of one of the underwriters.
  Damages, including
punitive damages, are sought in an unspecified amount. On or about October 20, 1995, the plaintiffs filed an amended complaint consolidating these four actions.  The
defendants thereafter filed answers and affirmative defenses to the consolidated
amended complaint. The defendants' answers deny all of the material allegations of the plaintiffs' complaint. In 1996, the plaintiffs voluntarily dismissed, without prejudice, their claims against the two defendants who were independent Trustees of the Trust. In
March 1997, all of the remaining defendants in litigation filed motions for judgment on the pleadings, seeking dismissal of all of the claims asserted against them.  The
defendants' motions were fully briefed by all parties and were the subject of a hearing
before the Court on April 18, 1997.  In July 1997, the Court denied the motion for
judgment on the pleadings.  In August 1997, plaintiffs filed a motion for class
certification. In their motion, the plaintiffs requested certification of a "nationwide"
class of Term Trust purchasers. On June 1, 1998, the Court granted in part and denied in part the plaintiffs' motion for class certification.  The Court ruled that plaintiffs' motion
was "granted as to [a California] statewide class," but was "denied as to a nationwide class." The case has been settled subject to judicial approval following a fairness
hearing. On October 13, 1998, three separate class actions alleging similar claims on behalf of the residents of the states of Florida, New Jersey and
 New York were filed in
the state courts of those states.    The defendants removed the
 Florida action to federal
court and the plaintiffs' motion to remand the action to state court was denied. Motions to dismiss were filed by the defendants in the Florida action on August 30, 1999, in the New Jersey action on July 26, 1999 and in the New York action on September 10, 1999.
The New Jersey action was dismissed by the court with prejudice and no appeal was filed. The motion to dismiss the Florida action was denied on January 27, 2000. The case was subsequently removed to Florida state court and the litigation remains pending. The
Supreme Court of the State of New York dismissed the New York action with prejudice on April 25, 2000 and no appeal was filed. Certain of the defendants in these suits have asserted their right to indemnification from the Trust. The ultimate outcome of these matters is not presently determinable, and no provision has been made in the Trust's financial statements for the effect, if any, of such matters.





Paraleg/NSAR/77e.2003